                                                                    EXHIBIT 99.2

                                  SCHEDULE II

                          CRUM & FORSTER HOLDING INC.
         Condensed Financial Information Of Crum & Forster Holding Inc.
                                 Balance Sheet
                                  December 31,
                      (In Thousands, Except Share Amounts)

                                                             2000        2001
                                                           ---------   --------
ASSETS
Cash and cash equivalents                                  $   2,633   $    830
Investment in consolidated subsidiaries                      815,301    725,286
                                                           ---------   --------
   Total investments                                         817,934    726,116
Deferred income taxes                                         15,999     16,517
Other assets                                                   1,275        591
                                                           ---------   --------
   Total assets                                            $ 835,208   $743,224
                                                           =========   ========

LIABILITIES
Accounts payable and accrued liabilities                   $  33,716   $ 23,619
                                                           ---------   --------

STOCKHOLDER'S EQUITY
Common stock, $1 par value; 1,000 shares authorized;
   1,000 issued and outstanding                                    1          1
Additional paid-in capital                                   739,350    748,423
Accumulated other comprehensive loss, net of tax            (100,414)   (84,865)
Retained earnings                                            162,555     56,046
                                                           ---------   --------
   Total stockholder's equity                                801,492    719,605
                                                           ---------   --------
   Total liabilities and stockholder's equity              $ 835,208   $743,224
                                                           =========   ========

The condensed financial statements of Crum & Forster Holding Inc. should be read in conjunction with the consolidated financial statements and accompanying notes of Crum & Forster Holding Inc. included elsewhere herein.

                                  SCHEDULE II

                         CRUM & FORSTER HOLDINGS, INC.
         Condensed Financial Information of Crum & Forster Holding Inc.
                            Statement of Operations
                            Years Ended December 31,
                                 (In Thousands)

                                                        1999           2000          2001
                                                      ---------     ---------     ---------
REVENUE

Equity in the net earnings (loss) of subsidiaries     $  36,808     $  73,379     ($105,563)
Net investment income                                       181           127            83
                                                      ---------     ---------     ---------
    Total revenue                                        36,989        73,506      (105,480)

EXPENSES
Other expenses                                              694         2,894         1,546
                                                      ---------     ---------     ---------
Income (loss) before income taxes                        36,295        70,612      (107,026)
Income tax benefit                                         (180)         (968)         (517)
                                                      ---------     ---------     ---------
NET INCOME (LOSS)                                     $  36,475     $  71,580     ($106,509)
                                                      =========     =========     =========

The condensed financial statements of Crum & Forster Holding Inc. should be read in conjunction with the consolidated financial statements and accompanying notes of Crum & Forster Holding Inc. included elsewhere herein.

                                  SCHEDULE II

                           CRUM&FORSTER HOLDING INC.
         Condensed Financial Information of Crum & Forster Holding Inc.
                            Statement of Cash Flows
                            Years Ended December 31,
                                 (In Thousands)

                                                                           1999         2000           2001
                                                                         --------     ---------      ---------
OPERATING ACTIVITIES:

Net income (loss)                                                        $ 36,475     $  71,580      ($106,509)
Adjustments to reconcile income (loss) to net cash used in operating activities:
      Equity in the net earnings (loss) of subsidiaries                   (36,808)      (73,379)       105,563
      Other, net                                                           (1,200)       (6,461)        (9,930)
                                                                         --------     ---------      ---------
           Net cash used in operating activities                           (1,533)       (8,260)       (10,876)
                                                                         --------     ---------      ---------

INVESTING ACTIVITIES:
Dividends from subsidiary                                                      --        56,665             --
Capital contribution to subsidiary                                             --       (50,800)            --
                                                                         --------     ---------      ---------
      Net cash provided by investing activities                                --         5,865             --
FINANCING ACTIVITIES:
Capital contributions from parent                                              --        59,351          9,073
Dividends to parent                                                            --       (56,665)            --
                                                                         --------     ---------      ---------
      Net cash provided by financing activities                                --         2,686          9,073
                                                                         --------     ---------      ---------
      Net increase (decrease) in cash and cash equivalents                 (1,533)          291         (1,803)
Cash and cash equivalents, beginning of year                                3,875         2,342          2,633
                                                                         --------     ---------      ---------
Cash and cash equivalents, end of year                                   $  2,342     $   2,633      $     830
                                                                         ========     =========      =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Income taxes (paid to) received from parent                            $    419     $     (13)     $      --
                                                                         ========     =========      =========




The condensed financial statements of Crum & Forster Holding Inc. should be read in conjunction with the consolidated financial statements and accompanying notes of Crum & Forster Holding Inc. included elsewhere herein.